Exhibit 3.1

ARTICLES OF INCORPORATION

ALLSTATE TELECOM, INC

 If the undersigned natural person being of the age of 18 years, or more, acting as incorporates under the laws of the State of Nevada relating to corporations, and to that end adopt the following articles of incorporation as follows:

ARTICLE ONE. NAME: The name of the corporation shall be

ALLSTATE TELECOM, INC.

ARTICLE TWO. DURATION: The corporation shall exist perpetually.

ARTICLE THREE. PURPOSES:

1.

The Corporation is organized for any and all lawful purposes for which corporations may be organized under this Act, including without limitation, research and development of products, services, technologies, packaging, marketing & distribution, sell of, wholesale and retail, licensing, advertisement and promotion of products of any kind and nature, etc., international business trade in products and services of any type or nature, acquisition and marketing of information, technology/ formation of businesses, services, real property and other investments, tangible and intangible of any nature, construed to be legal within the scope of the Statutes of the State of Nevada.

The Corporation shall have and exercise all powers necessary or convenient for the carrying out of any or all of the purposes for which it is organized.

2.

To carry on any business whatsoever that this
corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or that it may deem calculated, directly or indirectly, to improve the interests of this corporation, and to do all things specified in the laws of the State of Nevada, and to have and to exercise all powers conferred by the lavs of said State of Nevada on corporations formed under the laws pursuant to which this corporation is formed, as such laws are now in effect or may at any time hereafter may be amended, and to do any and all things hereinabove set forth to the same extant and as fully as natural persons might or could do, either alone or in connection with other persons, firms associations, or corporations, and in any part of the world.

The foregoing statement of purposes shall be construed as a statement of both purposes and powers, shall be liberally construed in aid of the powers of this corporation, and the powers and purposes stated in each clause shall, except where otherwise stated, be in nowise limited or restricted by any term or provision. of any other clause, and shall be regarded not only as independent purposes, but the purposes and powers stated shall be construed distributively as each object expressed, and the enumeration as to specific powers shall not be construed as to limit in any manner the aforesaid general powers, but are in furtherance of, in addition to, and not in limitation of said powers.

ARTICLE FOUR. CAPITALIZATION. The total number of shares that the corporation is authorized to issue is FIFTY MILLION (50,000,000) shares of two classes, being common and preferred. The common shares shall consist of 49,500,000 shares, of a single class, without series, having a par value of $0.001 per share. The preferred class shall consist of 500,000 shares, vhich may be issued in various series of FIFTY CENTS par value ($.50) per share. All of the shares may be issued by the corporation from time to time and for such consideration as may be determined and fixed by the board of directors which shall not be inconsistent with the law, and when such consideration has been received by the corporation, such shares shall be deemed fully paid. Common stock of the Company shall have no preferences, limitations, or preemptive rights. The rights, preferences, limitations, series, etc., of the preferred class of stock shall be determined and set by the board of directors of the corporation.

ARTICLE FIVE, AHENDMENT OF ARTICLES OF INCORPORATION.

These articles of incorporation may be amended by the affirmative vote of a majority of the votes of the shareholders entitled to vote from, time to time.

ARTICLE SIX. BUSINESS FACILITIES: Business facilities of the corporation may be at such place(s) as the Board of Directors may determine from time to time.

ARTICLE SEVEN. DIRECTORS: The members of the governing board of the corporation shall be styled "directors". The total number of directors shall be not less than one (1) and not more than seven (7). The number of directors constituting the first board of directors is one (1), and the names, address and appointed office of each, of the first board o£ directors is:

Name & seat held

Address

D. William Thomas

18954 Soledad Canyon R3.

Director & Chairman

Santa Clarita, CA 91351

In matters relating to director meetings, the Chairman of the Board of Directors shall hold one vote as a director and one additional vote as chairman of the Board of Directors which vote may be utilized by said Chairman in the event of a tie vote, and all other directors shall hold one vote as directors. The number of directors of the corporation may be changed by an affirmative majority vote of the shares of the corporation entitled to vote, in accordance with the provisions of Nevada Revised Statutes.

ARTICLE EIGHT. 1WCORPORAT0R. The name and address of the Incorporator is as follows:

D. William Thomas

18954 Soledad Canyon Rd.

Santa Clarita, CA 91351

ARTICLE NINE. THE INITIAL REGISTERED AGENT. The initial registered agent of the corporation, and corporate address for said resident agent is as follows:

Far West Legal Service Inc.

4550 W. Oakey Blvd., Suite ll1W

Las Vegas, Nevada 89102

ARTICLE TEN. DIRECTOR LIABILITY: Directors of the corporation shall not be held corporatsly liable except where applicable by Nevada statute.

article ELEVEN. Si LAWS: Separate By Laws shall regulate the internal affairs of the corporation.

IN WITNESS WHEREOF, I have executed these articles of incorporation in duplicate on this 19th day of July 1994, at Santa Clarita, California.

D. William Thomas

Incorporator